Exhibit 99.1 to Form 3 for James Forbes Wilson


The Reporting Person is a director of James River Coal Company (the "Issuer"). On May 7, 2004, subject to obtaining shareholder approval of the Issuer's 2004 Equity Incentive Plan, which was secured on May 25, 2004, the Issuer granted to the Reporting Person 1,000 restricted shares of the Issuer's Common Stock, par value $0.01 per share (the "Restricted Stock") and options to acquire 10,000 shares of the Issuer's Common Stock at an exercise price of $15.00 per share (the "Options"). The Restricted Stock and the Options vest in three equal installments, beginning on the first anniversary of the date of the grant. Upon a change in control of the Issuer, all shares of the Restricted Stock and the Options will vest immediately and the Options will become immediately exercisable. The Reporting Person is the direct owner of the Restricted Stock and the Options. The Reporting Person is also one of three individual general partners of Carl Marks Management Company, L.P. ("CMMC"), a Delaware limited partnership and registered investment adviser, which is the sole general partner of (i) Carl Marks Strategic Investments, L.P. ("CMSI"), a Delaware limited partnership and private investment partnership, and (ii) Carl Marks Strategic Investments, III, L.P. ("CMSIIII"), a Delaware limited partnership and private investment partnership. As of January 24, 2005, CMSI was the owner of 2,600,898 shares of the Common Stock of the Issuer, and CMSIIII was the owner of 150,754 shares of the Common Stock of the Issuer. The shares of Common Stock of the Issuer which are owned by CMSI and CMSIIII may be deemed to be beneficially owned (i) indirectly by CMMC, as general partner of CMSI and CMSIIII, and (ii) indirectly, on a shared basis, by the Reporting Person and the two other individual general partners of CMMC, the general partner of CMSI and CMSIIII, who share the power to direct the vote or disposition of such securities. CMMC and the two other individual general partners of CMMC have separately filed statements pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the securities of the Issuer which they may be deemed to beneficially own. The Reporting Person's interest in the securities reported herein as being indirectly beneficially owned by the Reporting Person is limited to his pecuniary interest in CMSI and CMSIIII, if any. All share information in this Form 3 reflects a two-for-one stock split effected as of October 22, 2004 by the Issuer in the form of a 100% stock dividend.